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                             TRANSPORT HOLDINGS INC.

                                   Exhibit 11.1

                  Schedule of Computation of Earnings Per Share

                      (In Thousands, Except Per Share Data)

                                                                 Three Months Ended                    Nine Months Ended
                                                                    September 30,                        September 30,
                                                                 1996          1995                  1996           1995
                                                             -----------   -----------            -----------    -----------
Primary earnings per share:

Net income                                                 $      5,423   $     4,118           $     14,444   $     18,158

Less:  income attributable to preferred stock                      (747)         - -                  (3,587)          - -
                                                             -----------   -----------            -----------    -----------
Net income for primary earnings per share                  $      4,676   $     4,118           $     10,857   $     18,158
                                                             ===========   ===========            ===========    ===========
Weighted average common stock and common
   stock equivalents outstanding during the period            1,625,276        17,288              1,612,393          5,826
                                                             ===========   ===========            ===========    ===========

Primary earnings per share                                 $       2.88   $    238.20 a <F10>   $       6.73   $   3,116.72 a <F10>
                                                             ===========   ===========            ===========    ===========

Fully diluted earnings per share:

Net income for primary earnings per share                  $      4,676   $     4,118            $    10,857   $     18,158

Plus:  interest on convertible subordinated notes,
   net of applicable income taxes                                   691           - -                  2,087            - -
                                                             -----------   -----------            -----------    -----------

Net income for fully diluted earnings per share            $      5,367   $     4,118           $     12,944   $     18,158
                                                             ===========   ===========            ===========    ===========
Weighted average number of common shares
   outstanding during the period, assuming full dilution      3,188,669        33,786              3,185,451         11,386
                                                             ===========   ===========            ===========    ===========

Fully diluted earnings per share                           $       1.68   $    121.89 b <F11>   $       4.06   $   1,594.82 b <F11>
                                                             ===========   ===========            ===========    ===========

<F10>
(a) Primary earnings per share was based on average shares outstanding of 17,288 for the three months ended September 30, 1995 and 5,826 for the nine months then ended. Earnings per share as if the entire 1,590,461 shares outstanding after the September 29, 1995 distribution had been outstanding for the entire period would have been $2.59 for the three months ended September 30, 1995 and $11.42 for the nine months then ended.
<F11>
(b) Fully diluted earnings per share was based on average shares outstanding of 33,786 for the three months ended September 30, 1995 and 11,386 for the nine months then ended. Earnings per share as if the entire 3,108,266 shares outstanding on a fully diluted basis after the September 29, 1995 distribution had been outstanding for the entire period would have been $1.32 for the three months ended September 30, 1995 and $5.84 for the nine months then ended.

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